Exhibit 16.1

September 28, 2012

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.
Washington, DC 20549

RE:          Wilhelmina International, Inc
CIK#: 0001013706

Dear Sirs,

On September 18, 2012, Wilhelmina International, Inc. (the “Company”) dismissed us Burton, McCumber & Cortez L.L.P. (“BMC”) as the Company’s independent registered public accounting firm.

Our reports on the Company’s financial statements as of and for the fiscal years ended December 31, 2010 and December 31, 2011 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

BMC confirms that during the two fiscal years ended December 31, 2011 and 2010, and the subsequent interim period preceding such dismissal, (i) there were no disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreement, if not resolved to our satisfaction, would have caused us to make reference to the subject matter of the disagreement in connection with our reports, and (ii) there were no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Brownsville, Texas
September 28, 2012